Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com
FMC Corporation Announces First Quarter 2019 Results and Raises Full-Year Outlook
First Quarter 2019 Highlights1

•	Revenue of $1.2 billion, up 8 percent versus recast Q1 ‘18

•	Consolidated GAAP net income of $217 million

•	Total company adjusted EBITDA of $343 million, up 4 percent versus recast Q1 ‘18

•	Consolidated GAAP earnings of $1.62 per diluted share

•	Consolidated adjusted earnings per diluted share of $1.72, up 9 percent versus recast Q1 ‘18

•	Company completed spin of its remaining stake in Livent Corporation (NYSE:LTHM) on March 1
Full-Year Outlook Highlights1,2

•	Increased full-year revenue outlook to $4.5 to $4.6 billion, reflecting 6 percent growth at the midpoint versus recast 2018

•	Raised full-year adjusted EBITDA outlook to $1.18 to $1.22 billion, reflecting 8 percent growth at the midpoint versus recast 2018

•	Raised full-year adjusted earnings guidance to $5.62 to $5.82 per diluted share, reflecting 9 percent growth at the midpoint versus recast 2018 and $0.07 higher than prior guidance

•	Completed $150 million in share repurchases year to date, with a total of up to $500 million planned for the full year

PHILADELPHIA, May 6, 2019 - FMC Corporation (NYSE:FMC) today reported first quarter 2019 revenue of approximately $1.2 billion, an increase of 8 percent versus recast first quarter 2018, with growth in all regions. On a GAAP basis, the company reported earnings of $1.62 per diluted share in the first quarter. This compares to recast GAAP earnings of $1.96 per diluted share in the first quarter of 2018.1
First quarter adjusted earnings were $1.72 per diluted share, an increase of 9 percent versus recast first quarter 2018, and 9 cents above the midpoint of guidance.1 The outperformance versus guidance was driven by strong operating results.

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First Quarter Adj. EPS versus Guidance (midpoint)*	+9 cents**
EBITDA	+9 cents
Depreciation and amortization	+1 cent
Interest expense	-1 cent
Share count	+1 cent
*Guidance refers to EPS guidance presented on February 11, 2019 of $1.58 to $1.68
** Contributing factors do not sum to 9 cents, due to rounding

Pierre Brondeau, FMC CEO and chairman said: “In the first quarter, FMC built on the performance of last year with strong financial results that outpaced the industry. Our revenue and EBITDA momentum reflect the benefits of continued strong demand across our portfolio, as well as our geographic balance. We also finalized the spinoff of Livent Corporation in March, completing our Company’s transformation into an Agricultural Sciences company.”
FMC revenue growth was driven by 9 percent contribution from volume and a 5 percent contribution from price, offset partially by a 6 percent headwind from foreign currencies. FMC achieved higher pricing in all regions. Latin America sales grew 30 percent year over year and greater than 40 percent excluding FX, driven mainly by Brazil, with strong growth in sales for cotton, soybean and sugarcane applications, and strong pricing across the region. In North America, sales increased 7 percent year over year, driven by demand in pre-emergent herbicides for soybeans and insecticides for tree fruits and vegetables. Sales in EMEA grew 3 percent year over year and 11 percent excluding FX, largely due to favorable weather, price increases and demand for our insecticide portfolio. In Asia, revenue increased 1 percent year over year and 8 percent excluding FX, driven by growth in insecticides in China, continued sales synergies in India and strong growth in Pakistan and Japan.

FMC Revenue[1]	Q1 2019
Organic Growth	14%
FX Impact	(6%)
Total Revenue Growth	8%
2019 and Second Quarter Outlook1,2
FMC full-year revenue for 2019 is forecasted to be in the range of $4.5 billion to $4.6 billion, an increase of 6 percent at the midpoint versus recast 2018 and $50 million higher than prior guidance. Total company adjusted EBITDA is expected to be in the range of $1.18 billion to $1.22 billion, an increase of 8 percent at the midpoint compared to recast 2018 and $15 million higher than prior guidance. 2019 adjusted earnings are expected to be in the range of $5.62 to $5.82 per diluted

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share, an increase of 9 percent at the midpoint compared to recast 2018 and $0.07 higher than prior guidance. EPS estimates include the impact of the $100 million in share repurchases completed in the first quarter, but do not include the benefit of repurchases after March 31, 2019. All 2018 recast data used for these comparisons exclude the former Lithium segment.
Second quarter revenue is expected to be in the range of $1.185 billion to $1.215 billion, representing 4 percent growth at the midpoint compared to recast second quarter 2018. Total company adjusted EBITDA is forecasted to be in the range of $325 million to $345 million, representing a 5 percent increase at the midpoint versus recast Q2 2018. FMC expects adjusted earnings per diluted share to be in the range of $1.60 to $1.70 in the second quarter, which represents growth of 10 percent at the midpoint versus recast Q2 2018.
“Looking ahead, we continue to expect that most of the full-year impact of higher raw material costs and currency will occur in the first half of the year. We will mitigate these headwinds through pricing and cost management. With strong demand across the portfolio, we are raising our revenue outlook and full-year earnings guidance,” said Brondeau.

	Full Year Outlook	Q2 2019 Outlook
Revenue	$4.5 to $4.6 billion	$1.185 to $1.215 billion
Organic Growth	9%	8%
Estimated FX Impact	(3%)	(4%)
Growth at midpoint vs. recast 2018 [1]	6%	4%
Adjusted EBITDA	$1.18 to $1.22 billion	$325 to $345 million
Growth at midpoint vs. recast 2018 [1]	8%	5%
Adjusted EPS^	$5.62 to $5.82	$1.60 to $1.70
Growth at midpoint vs. recast 2018 [1]	9%	10%
^ EPS estimates assume 133.5 million diluted shares, which includes the impact of share repurchases completed in Q1 2019.
Supplemental Information
The company will post supplemental information on the web at www.fmc.com, including its 2019 Outlook Statement, webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
About FMC
FMC Corporation, an agricultural sciences company, provides innovative solutions to growers around the world with a robust product portfolio fueled by a market-driven discovery and development pipeline in crop protection, plant health, and professional pest and turf management. This powerful combination of advanced technologies includes leading insect control products based on Rynaxypyr®

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and Cyazypyr® active ingredients; Authority®, Boral®, Centium®, Command® and Gamit® branded herbicides; Talstar® and Hero® branded insecticides; and flutriafol-based fungicides. The FMC portfolio also includes biologicals such as Quartzo® and Presence® bionematicides. FMC Corporation employs approximately 6,500 employees around the globe. To learn more, please visit www.fmc.com.
FMC, the FMC logo, Rynaxypyr, Cyazypyr, Authority, Boral, Centium, Command, Gamit, Talstar, Hero, Quartzo and Presence are trademarks of FMC Corporation or an affiliate. Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. Hero® insecticide is a restricted use pesticide in the United States.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in reports or letters to FMC stockholders.
In some cases, FMC has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. Such forward-looking statements are based on management’s current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the risk factors included within FMC’s 2018 Form 10-K filed with the SEC. FMC cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com. In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term.

1.	Recast 2018 financials, as filed on a Form 8-K on March 22, 2019, exclude the former Lithium segment, which allows us to show a true year-over-year comparable metric for the 2019 periods.

2.
Although we provide forecasts for adjusted earnings per share and total company adjusted EBITDA (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenue	$1,192.1	$1,107.9
Costs of sales and services	647.4	605.4
Gross margin	$544.7	$502.5
Selling, general and administrative expenses	183.9	192.5
Research and development expenses	71.2	64.9
Restructuring and other charges (income)	7.8	(79.9)
Total costs and expenses	$910.3	$782.9
Income from continuing operations before equity in (earnings) loss of affiliates, non-operating pension and postretirement charges (income), interest expense, net and income taxes	$281.8	$325.0
Equity in (earnings) loss of affiliates	—	(0.1)
Non-operating pension and postretirement charges (income)	3.4	0.5
Interest expense, net	34.5	33.9
Income (loss) from continuing operations before income taxes	$243.9	$290.7
Provision (benefit) for income taxes	36.3	60.5
Income (loss) from continuing operations	$207.6	$230.2
Discontinued operations, net of income taxes	9.6	39.4
Net income (loss)	$217.2	$269.6
Less: Net income (loss) attributable to noncontrolling interests	1.5	2.4
Net income (loss) attributable to FMC stockholders	$215.7	$267.2
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations	$206.1	$227.8
Discontinued operations, net of tax	9.6	39.4
Net income (loss)	$215.7	$267.2
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$1.56	$1.69
Discontinued operations	0.07	0.29
Basic earnings per common share	$1.63	$1.98
Average number of shares outstanding used in basic earnings per share computations	131.9	134.6
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$1.55	$1.67
Discontinued operations	0.07	0.29
Diluted earnings per common share	$1.62	$1.96
Average number of shares outstanding used in diluted earnings per share computations	133.2	136.2

Other Data:
Capital additions	$15.0	$9.1
Depreciation and amortization expense	37.3	34.8

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FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Net income (loss) attributable to FMC stockholders (GAAP)	$215.7	$267.2
Corporate special charges (income):
Restructuring and other charges (income) (a)	7.8	(79.9)
Non-operating pension and postretirement charges (income) (b)	3.4	0.5
Transaction-related charges (c)	16.5	49.5
Income tax expense (benefit) on Corporate special charges (income) (d)	(5.7)	8.4
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	(9.6)	(39.4)
Tax adjustment (f)	1.2	8.6
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$229.3	$214.9

Diluted earnings per common share (GAAP)	$1.62	$1.96
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.06	(0.59)
Non-operating pension and postretirement charges (income)	0.03	—
Transaction-related charges	0.11	0.37
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.04)	0.06
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	(0.07)	(0.29)
Tax adjustments per diluted share	0.01	0.07
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.72	$1.58

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	133.2	136.2
____________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted after-tax earnings from continuing operations attributable to FMC stockholders” and its presentation on a per share basis provides useful information about the Company’s operating results to management, investors and securities analysts. Adjusted earnings excludes the effects of corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying business from period to period.

(a)	Three Months Ended March 31, 2019:
Restructuring and other charges (income) is primarily comprised of charges associated with the integration of the DuPont Crop Protection Business. These charges include severance, accelerated depreciation on certain fixed assets, and other costs (benefits) of $3.9 million. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $2.6 million and other Corporate charges of $1.3 million.
Three Months Ended March 31, 2018:
Restructuring and other charges (income) primarily consists of a gain on sale of $85.0 million from the divestment of a portion of FMC's European herbicide portfolio to Nufarm Limited. This divestiture satisfied FMC's commitment to the European Commission related to the DuPont Crop Protection Business Acquisition. Restructuring and other charges (income) also include charges of $2.6 million, which includes approximately $1 million of accelerated depreciation charges related to certain fixed assets that will no longer be used upon exit of our Ewing R&D facility as well as miscellaneous restructuring efforts. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $2.5 million.

(b)
Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from

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our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.

(c)
Charges related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting as well as legal and professional fees associated with acquisition activities. Amounts represent the following:

	Three Months Ended March 31,
(in Millions)	2019	2018
DuPont Crop Protection Business Acquisition
Legal and professional fees (1)	$16.5	$19.6
Inventory fair value amortization (2)	—	29.9
Total Transaction-related charges	$16.5	$49.5
____________________

(1)
Represents transaction costs, costs for transitional employees, other acquired employees related costs, and transactional-related costs such as legal and professional third-party fees. These charges are recorded as a component of “Selling, general and administrative expense" on the condensed consolidated statements of income (loss).

(2)	These charges are included in “Costs of sales and services” on the condensed consolidated statements of income (loss).

(d)
The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

(e)	Three Months Ended March 31, 2019 and 2018
Discontinued operations, net of income taxes include, in periods up to its separation on March 1, 2019, the results of FMC Lithium, including separation-related costs, as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. During the three months ended March 31, 2019, we finalized the sale of the first of two parcels of land of our discontinued site in Newark, California. The gain on sale was approximately $21 million, net of tax. Partially offsetting the gain on sale were the results of our discontinued FMC Lithium segment as well as other previously discontinued operations. Discontinued operations, net of income taxes for the three months ended March 31, 2018 includes an additional gain on sale of the FMC Health and Nutrition business to DuPont of approximately $16 million as a result of the adjustment to the final working capital. Additionally, the prior period includes a full quarter of operating results of FMC Lithium.

(f)
We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to continuing operating results in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended March 31,
(in Millions)	2019	2018
Non-GAAP tax adjustments
Impacts of Tax Cuts and Jobs Act	$—	$0.8
Revisions to valuation allowances of historical deferred tax assets	0.4	(1.8)
Foreign currency remeasurement and other discrete items	0.8	9.6
Total Non-GAAP tax adjustments	$1.2	$8.6

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RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended March 31,
	2019	2018
Net income (loss) (GAAP)	$217.2	$269.6
Restructuring and other charges (income)	7.8	(79.9)
Non-operating pension and postretirement charges (income)	3.4	0.5
Transaction-related charges	16.5	49.5
Discontinued operations, net of income taxes	(9.6)	(39.4)
Interest expense, net	34.5	33.9
Depreciation and amortization	37.3	34.8
Provision (benefit) for income taxes	36.3	60.5
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$343.4	$329.5
___________________

(1)	Referred to as Total Company Adjusted EBITDA. Defined as operating profit excluding depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO ADJUSTED CASH FROM OPERATIONS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended March 31,
	2019	2018
Cash provided (required) by operating activities (GAAP)	$(282.9)	$(67.4)
Transaction and integration costs	19.9	34.0
Adjusted cash from operations (Non-GAAP) (1)	$(263.0)	$(33.4)
___________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted cash from operations” provides useful information about the Company’s cash flows to investors and securities analysts. Adjusted cash from operations excludes the effects of transaction-related cash flows. The Company also believes that excluding the effects of these items from cash provided (required) by operating activities allows management and investors to compare more easily the cash flows from period to period.

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FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	March 31, 2019	December 31, 2018
Cash and cash equivalents	$109.5	$134.4
Trade receivables, net of allowance of $27.3 in 2019 and $22.4 in 2018	2,530.2	2,143.8
Inventories	1,137.1	1,025.5
Prepaid and other current assets	427.3	432.6
Current assets of discontinued operations	—	293.9
Total current assets	$4,204.1	$4,030.2

Property, plant and equipment, net	733.8	756.9
Goodwill	1,470.2	1,468.1
Other intangibles, net	2,680.4	2,703.4
Deferred income taxes	278.0	272.8
Other long-term assets	579.5	384.1
Noncurrent assets of discontinued operations	—	358.8
Total assets	$9,946.0	$9,974.3

Short-term debt and current portion of long-term debt	$993.8	$547.7
Accounts payable, trade and other	884.5	795.5
Advanced payments from customers	283.3	458.4
Accrued and other liabilities	537.2	570.8
Accrued customer rebates	460.7	365.3
Guarantees of vendor financing	78.4	67.1
Accrued pensions and other postretirement benefits, current	6.2	6.2
Income taxes	93.5	85.1
Current liabilities of discontinued operations	—	97.3
Total current liabilities	$3,337.6	$2,993.4

Long-term debt, less current portion	$2,145.0	$2,145.0
Long-term liabilities	1,671.6	1,579.4
Noncurrent liabilities of discontinued operations	—	46.1
Equity	2,791.8	3,210.4
Total liabilities and equity	$9,946.0	$9,974.3

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FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended March 31,
	2019	2018
Cash provided (required) by operating activities of continuing operations	$(282.9)	$(67.4)

Cash provided (required) by operating activities of discontinued operations	5.7	(11.0)

Cash provided (required) by investing activities of continuing operations	(33.4)	71.6

Cash provided (required) by investing activities of discontinued operations	9.2	(26.5)

Cash provided (required) by financing activities of continuing operations:
Increase (decrease) in short-term debt	$445.6	$138.0
Repayments of long-term debt	(0.5)	(0.6)
Issuances of common stock, net	11.7	3.9
Dividends paid	(53.2)	(22.3)
Repurchases of common stock under publicly announced program	(100.0)	—
Other repurchases of common stock	(16.0)	(5.1)
Cash provided (required) by financing activities	$287.6	$113.9
Cash provided (required) by financing activities of discontinued operations:
Payment of Livent external debt	$(27.0)	$—
Cash transfer to Livent due to spin	(10.2)	—
Cash provided (required) by financing activities of discontinued operations	$(37.2)	$—
Effect of exchange rate changes on cash	(1.2)	(3.9)
Increase (decrease) in cash and cash equivalents	$(52.2)	$76.7

Cash and cash equivalents of continuing operations, beginning of period	134.4	281.8
Cash and cash equivalents of discontinued operations	27.3	1.2
Cash and cash equivalents, beginning of period	$161.7	$283.0
Less: cash and cash equivalent of discontinued operations, end of period	—	1.4
Cash and cash equivalents of continuing operations, end of period	$109.5	$358.3

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